EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 5, 2008, with respect to the statements of condition including the related portfolio schedules of Closed-End
Strategy: Cohen & Steers Master Municipal Income - California Series 8 and Closed-End Strategy: Cohen & Steers Master Municipal Income - New York Series 8 (included in Van Kampen Unit Trusts, Series 792) as of September 5, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-152465) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
September 5, 2008